Exhibit 99.1

Investor Relations

News from Aon

For Immediate Release

Aon Continues Move to Exit Specialty Property & Casualty Business

— Signs Letter of Intent to Sell Construction Program Group for $85 million -
— Strengthens Specialty Property & Casualty Reserves by $100 million -

CHICAGO, IL — October 25, 2006 — Aon (NYSE: AOC) today announced that it has taken further steps to exit its property & casualty business by signing a letter of intent for the sale of its Construction Program Group (CPG). Aon also announced that it will strengthen Specialty Property & Casualty reserves by approximately $100 million.

Aon has signed a letter of intent to sell its Construction Program Group (CPG), a managing general underwriter, to Old Republic Insurance Company for cash consideration of $85 million. The transaction also includes the transfer of approximately $300 million of unearned premium and claim reserves currently on the books of Virginia Surety Company, Inc., which relate to business previously written through CPG. The sale of CPG and previously announced pending sale of Aon Warranty Group and Virginia Surety are anticipated to be completed in the fourth quarter of 2006.

Related to the sale of Aon Warranty Group, Virginia Surety and CPG, and the balance of Specialty Property & Casualty business being placed in run-off, Aon expects to strengthen Specialty Property & Casualty reserves by approximately $100 million effective in the third quarter of 2006. The majority of the increase relates to National Program Services (NPS), an independent managing general underwriter which wrote habitational risk on behalf of Virginia Surety. The principal of NPS was convicted of criminal theft in 2004 in connection with NPS’s actions with respect to Virginia Surety and other insurers.

“The steps we are announcing today continue implementation of our decision to exit the Specialty Property and Casualty underwriting businesses,” said Greg Case, Aon president and chief executive officer. “We have placed the remainder of the Specialty Property and Casualty programs in run-off, and will continue to explore disposition alternatives for other portions of the book. We believe this will enable us to focus our attention and resources on our core businesses.”

About Aon

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting. There are 46,000 employees working in Aon’s 500 offices in more than 120 countries. Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, our ability to execute the stock repurchase program, our ability to consummate the pending sale of the Aon Warranty Group, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of investigations brought by state attorneys general, state insurance regulators, federal prosecutors, and federal regulators, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, and ERISA class actions, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates. Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

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Investor Contact:	Scott Malchow
Vice President, Investor Relations
312-381-3983

Media Contact:	Al Orendorff
Director, Public Relations
312-381-3153